February 11, 1998

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

     Re:  Hewlett-Packard Company
          Commission File No. 1 4423

Ladies and Gentlemen:

Pursuant to Rule 14a-6(c) under the Securities Act of 1934 as amended, I am transmitting, on behalf of Hewlett-Packard Company (the "Company") personal solicitation materials relating to the Company's 1998 proxy statement.

If you have questions or comments concerning the above, please contact me at (650) 857-3169.

Very truly yours,
Marie Oh Huber
Corporate Counsel
Date:  February 11, 1998



  TO:       HP Employee Shareholders

  FROM:     Lew Platt

  SUBJECT:  Reincorporation in Delaware

  DATE:     January 29, 1998

  I am sending this message about an important corporate matter relating to HP and to you as a fellow shareholder of the Company. HP is currently seeking approval from its shareholders to change its state of incorporation from California to Delaware. I encourage you to read your proxy statement carefully and to VOTE your HP shares at this year's annual meeting.

  HP faces a particularly difficult vote on the reincorporation issue. Large institutions own a majority of our stock. Most of them vote against reincorporations of this type because Delaware law can provide more flexibility and protection for companies in certain hostile takeover situations. I want to emphasize that while we welcome this additional flexibility, it is not the primary reason for changing the location of our legal state of incorporation.

  The main reasons to change HP's legal domicile from California to Delaware are the greater flexibility of Delaware corporate law and the substantial body of case law interpreting that law. Many public technology companies headquartered in California and many of the other Dow Jones Industrial Average companies that are based around the country are incorporated in Delaware.

  HP's Board of Directors and I support reincorporation because we believe that the Company and its shareholders will benefit from the well-established principles of corporate governance that Delaware law provides.

  It is important to note that reincorporation will NOT result in any change in the name, board members, business, management, employee benefit plans, operations, payment of taxes or location of facilities or employees of the Company. Your HP proxy statement, which you may already have received in the mail, describes the proposal in detail.

  This is an important issue for HP. I urge you to read carefully the description of Proposal No. 3, "Reincorporation in Delaware," starting on page 23 of the proxy statement and to vote your shares. If you don't take action to vote your shares, it will have the same effect as a "no" vote. Contrary to common belief, we cannot vote for you. The vote will be close, and your vote will be important. Please return your completed proxy form or vote by phone as instructed on the form before the annual meeting on Tuesday, February 24.

  If you have any questions, please call Craig Nordlund (T857-2645), Ann Baskins (T857-3755) or Marie Huber (T857-3169) of the Legal Department.

  Best regards,
  Lew



  From: Jack Brigham             Date:     January 23, 1998

  To:   HP General Managers      Subject:  Reincorporation in Delaware

  I am sending this message to all General Managers to encourage you to VOTE your HP shares at this year's annual meeting. HP faces a particularly difficult vote this year ON THE ISSUE OF REINCORPORATION IN DELAWARE. Our stock is heavily owned by institutions who view this type of reincorporation with disfavor because Delaware law tends to be more protective of companies in certain takeover situations. I should emphasize that while we welcome this additional protection, it is not the primary reason for changing the location of our legal state of incorporation.

  The main reasons to change HP's legal domicile from California to Delaware are the greater flexibility of Delaware corporate law and the substantial body of case law interpreting that law. The majority of major corporations are domiciled in Delaware.

  Lew, his staff and the Board of Directors support reincorporation because they believe that the Company and its shareholders will benefit from the well established principles of corporate governance that Delaware law provides.

  You should note that reincorporation will not result in any change in the name, board members, business, management, employee benefit plans, operations or location of facilities or employees of the Company. Your HP proxy statement, which you may already have received in the mail, describes the proposal in detail.

  This is an important issue for HP. I urge you to read carefully the description of Proposal No. 3, "Reincorporation in Delaware," starting on page 23 of the proxy statement and to vote your shares. If you don't take action to vote your shares, it will have the same effect as a "no" vote. Contrary to common belief, we cannot vote for you. The vote will be close, and your vote will be important. Please return your completed proxy form or vote by phone as instructed on the form before the annual meeting on Tuesday, February 24.

  Craig Nordlund and I will be at the General Managers' meeting and available to answer any questions you may have. You can also give Craig (T857-2645), Ann Baskins (T857-3755), Marie Huber (T857-3169) of the
  Legal Department or me (T857-2043) a call after the meeting.

  Best regards,
  Jack